Exhibit 3.1.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CHESAPEAKE ENERGY CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

Chesapeake Energy Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the “Act”), for the purpose of restating its certificate of incorporation, does hereby submit the following:

A.	The name of the Corporation is Chesapeake Energy Corporation. The name under which the Corporation was originally incorporated was Chesapeake Oklahoma Corporation.

B.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Oklahoma on November 19, 1996 (as amended from time to time, the “Certificate of Incorporation”).

C.	This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 1080 of the Act after being adopted by the directors and only restates and integrates, but does not further amend, the provisions of the Certificate of Incorporation as amended and supplemented as of this date, there being no discrepancy between those provisions and the provisions hereof.

D.	The Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation, filed with the Secretary of State of Oklahoma on July 17, 1998, and attached hereto as Exhibit “A,” will remain in full force and effect.

E.	The Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE I

Name

The name of the Corporation is:

CHESAPEAKE ENERGY CORPORATION

ARTICLE II

Registered Office and Agent

The address of the Corporation’s registered office in the State of Oklahoma is 735 First National Building, 120 North Robinson, Oklahoma City, Oklahoma 73102. The Corporation’s registered agent at such address is The Corporation Company.

ARTICLE III

Purposes

The nature of the business and the purpose of the Corporation shall be to engage in any lawful act or activity and to pursue any lawful purpose for which a corporation may be formed under the Oklahoma General Corporation Act (the “Act”). The Corporation is authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the Act may have as in force from time to time, including, without limitation, all powers, rights and privileges necessary or convenient to carry out the purposes of the Corporation.

ARTICLE IV

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000) shares, consisting of Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share, and Three Hundred Fifty

Million (350,000,000) shares of Common Stock, par value $0.01 per share. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

Section 1. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

A.	The number of shares constituting a series, the distinctive designation of a series and the stated value of the series, if different from the par value;

B.	Whether the shares of a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on the shares, whether the dividends are cumulative and the relative rights of priority of dividends on shares of that series;

C.	Whether a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights;

D.	Whether a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges;

Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the common shares with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

Section 2. Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders. Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Corporation.

Subject to the preferential and other dividend rights applicable to the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

Limitation of Director Liability

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director, except for personal liability for: (i) acts or omissions by such director not in good faith or which involve intentional misconduct or a knowing violation of law; (ii) the payment of dividends or the redemption or purchase of stock in violation of Section 1053 of the Act; (iii) any breach of such director’s duty of loyalty to the Corporation or its shareholders; or (iv) any transaction from which such director derived an improper personal benefit.

ARTICLE VI

Certain Stock Purchases

Section 1. Certain Definitions. For the purposes of this Article VI:

“Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means in the case of stock, the highest closing sale price during the 30-day period ending on the date in question of a share of such stock on a principal United States securities exchange registered under the Exchange Act on which such stock is listed or in the national market system maintained by the National Association of Securities Dealers, Inc., or, if the stock is not listed on any such exchange or designated as a national market system security, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations system or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith.

“Interested Shareholder” shall have the meaning ascribed to such term under Section 1090.3 of the Act.

Section 2. Vote Required for Certain Stock Purchases.

A. Any direct or indirect purchase by the Corporation, or any subsidiary of the Corporation, of any capital stock from a person or persons known by a majority of the Continuing Directors of the Corporation to be an Interested Shareholder who has beneficially owned such capital stock for less than three years prior to the date of such purchase, or any agreement in respect thereof, at a price in excess of the Fair Market Value shall require the affirmative vote of no less than 66 2/3% of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding for this purpose the votes by the Interested Shareholder, unless a greater vote shall be required by law.

B. Such affirmative vote shall not be required for a purchase or other acquisition of securities of the same class made on substantially the same terms to all holders of such securities and complying with the applicable requirements of the Exchange Act, and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations). Furthermore, such affirmative vote shall not be required for any purchase effected on the open market and not the result of a privately-negotiated transaction.

Section 3. Powers of Continuing Directors. The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder, and the number of shares of capital stock owned beneficially by any person.

ARTICLE VII

Board of Directors

Section 1. Management by Board of Directors. The business and affairs of the Corporation shall be under the direction of the Board of Directors.

Section 2. Number of Directors. Subject to the addition of any directors elected by a class of preferred stock as provided in Section 3 of this Article VII, the number of directors which shall constitute the whole board shall not be less than three nor more than nine, and shall be determined by resolution adopted by a vote of two-thirds (2/3) of the entire board, or at an annual or special meeting of shareholders by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the outstanding stock entitled to vote. No reduction in number shall have the effect of removing any director prior to the expiration of his term.

Section 3. Classes of Directors; Election by Shareholders; Vacancies. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 1997 annual meeting of shareholders, the term of the initial Class II directors shall terminate on the date of the 1998 annual meeting of shareholders and the term of the initial Class III directors shall terminate on the date of the 1999 annual meeting of shareholders. At each annual meeting of shareholders beginning in 1997, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. No election of directors need be by written ballot.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Designation attributable to such Preferred Stock or the resolution or resolutions adopted by the Board of Directors pursuant to Section 2 of this Article VII applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms.

ARTICLE VIII

Indemnity

Section 1. Third Party Claims. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful.

Section 2. Derivative Claims. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 3. Expenses. Expenses, including fees and expenses of counsel, incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.

Section 4. Insurance. The Corporation may purchase (upon resolution duly adopted by the Board of Directors) and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

Section 5. Reimbursement. To the extent that a director, officer, employee or agent of, or any other person entitled to indemnity hereunder by, the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 6. Enforcement. Every such person shall be entitled, without demand by him upon the Corporation or any action by the Corporation, to enforce his right to such indemnity in an action at law against the Corporation. The right of indemnification and advancement of expenses hereinabove provided shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his favor against the Corporation or otherwise, his costs and expenses incurred therein or in connection therewith or any part hereof.

ARTICLE IX

Amendments; Bylaws; Control Shares Act; Written Consent

Section 1. Amendments to Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding stock having voting power, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII and this Article IX of this Certificate of Incorporation.

Section 2. Bylaws. Prior to the receipt of any payment for any of the Corporation’s stock, the Bylaws of the Corporation shall be adopted, amended or repealed by the Incorporator. Thereafter, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding stock of the Corporation entitled to vote thereon.

Section 3. Control Shares Act. The Corporation shall not be subject to the Oklahoma Control Shares Act as codified at Sections 1145-1155 of the Act. This election shall be effective on the date of filing this Certificate.

Section 4. Action By Written Consent. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chairman of the Board and Chief Executive Officer and attested to by its Secretary this 13th day of August, 2001.

CHESAPEAKE ENERGY CORPORATION,
an Oklahoma corporation

By	/s/ Aubrey K. McClendon
Aubrey K. McClendon
Chairman of the Board and Chief
Executive Officer

ATTEST:

/s/ Patricia J. Murano
Patricia J. Murano,
Assistant Secretary

AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

CHESAPEAKE ENERGY CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

Chesapeake Energy Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the “Act”), for the purpose of amending its certificate of incorporation, does hereby submit the following:

A.	The name of the Corporation is Chesapeake Energy Corporation. The name under which the Corporation was originally incorporated was Chesapeake Oklahoma Corporation.

B.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Oklahoma on November 19, 1996 (as amended from time to time, the “Certificate of Incorporation”).

C.	This Amendment to Certificate of Incorporation was duly adopted in accordance with the provisions of Section 1077 of the Act at the Corporation’s annual meeting by a majority of the outstanding capital stock of the Corporation entitled to vote thereon. Written notice of the Corporation’s annual meeting was given to the stockholders of the Corporation in accordance with the provisions of Section 1067 of the Act.

D.	The Certificate of Incorporation is hereby amended as follows:

1. Amendment to Article IV. The first sentence of Article IV of the Certificate of Incorporation starting with the words “The total number of shares of capital stock…” is hereby deleted in its entirety and the following sentence is substituted therefore:

The total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Twenty Million (520,000,000) shares, consisting of Twenty Million (20,000,000) shares of Preferred Stock, par value $0.01 per share, and Five Hundred Million (500,000,000) shares of Common Stock, par value $0.01 per share.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this 9th day of June, 2004.

ATTEST:		CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

/s/ JENNIFER M. GRIGSBY	By:	/s/ AUBREY K. MCCLENDON
Jennifer M. Grigsby, Secretary		Aubrey K. McClendon, Chief Executive Officer

AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

CHESAPEAKE ENERGY CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

Chesapeake Energy Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the “Act”), for the purpose of amending its certificate of incorporation, does hereby submit the following:

A.	The name of the Corporation is Chesapeake Energy Corporation. The name under which the Corporation was originally incorporated was Chesapeake Oklahoma Corporation.

B.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Oklahoma on November 19, 1996 (as amended from time to time, the “Certificate of Incorporation”).

C.	This Amendment to Certificate of Incorporation was duly adopted in accordance with the provisions of Section 1077 of the Act at the Corporation’s annual meeting by a majority of the outstanding capital stock of the Corporation entitled to vote thereon. Written notice of the Corporation’s annual meeting was given to the stockholders of the Corporation in accordance with the provisions of Section 1067 of the Act.

D.	The Certificate of Incorporation is hereby amended as follows:

1. Amendment to Article IV. The first sentence of Article IV of the Certificate of Incorporation starting with the words “The total number of shares of capital stock…” is hereby deleted in its entirety and the following sentence is substituted therefore:

The total number of shares of capital stock which the Corporation shall have authority to issue is Seven Hundred Seventy Million (770,000,000) shares, consisting of Twenty Million (20,000,000) shares of Preferred Stock, par value $0.01 per share, and Seven Hundred Fifty Million (750,000,000) shares of Common Stock, par value $0.01 per share.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this 14th day of June, 2006.

ATTEST:	CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

/s/ Jennifer M. Grigsby	By:	/s/ Aubrey K. McClendon
Jennifer M. Grigsby, Secretary		Aubrey K. McClendon,
Chief Executive Officer